Exhibit 107

Form S-8
(Form Type)

Cars.com Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price[2]	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	4,000,000	$10.16	$40,640,000	$153.10 per $1,000,000	$6,221.98
Total Offering Amounts					$40,640,000		$6,221.98
Total Fee Offsets							-
Net Fee Due							$6,221.98

1.
Amount registered represents common stock, par value $0.01 per share (“Common Stock”) of Cars.com Inc., a Delaware corporation (the “Company”), issuable pursuant to the Cars.com Omnibus Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also includes additional shares of Common Stock of the Company for offer or sale under the Plan that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.
2.
Maximum aggregate offering price is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high ($10.31) and low ($10.01) sale prices of the Common Stock as reported on the New York Stock Exchange on May 30, 2025, which date is within five business days prior to the filing of this registration statement.